Exhibit 10.22

SERVICES AND ESCROW AGREEMENT

This SERVICES AND ESCROW AGREEMENT (this “Agreement”), dated as of May 8, 2008, is by and between International RAM Associates LLC, a [Delaware] limited liability company (“RAM”), and FLO Corporation, a Delaware corporation (“FLO”). RAM and FLO are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein have the meaning given to such terms in the Purchase Agreement (as defined below).

WHEREAS, RAM and FLO have entered into a Note and Warrant Purchase Agreement, dated as of May 8, 2008 (the “Purchase Agreement”), for FLO’s issuance and sale of a 12% senior convertible note (the “Note”) in the principal amount of $325,000 together with certain warrants (the “Warrants”) to purchase shares of FLO’s common stock.

WHEREAS, FLO desires to purchase the Services (as defined below) from RAM and RAM desires to provide such Services to FLO, in each case, subject to the terms and conditions in this Agreement.

WHEREAS, the Parties desire that FLO shall purchase the Services on a pre-paid basis by issuing to RAM, pursuant to the Purchase Agreement, the Note and the Warrants, and that RAM’s consideration for the Note and the Warrants shall be paid on an in-kind basis by RAM’s promise to perform the Services as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, and intending to be legally bound, the Parties hereto agree as follows:

ARTICLE I

PROVISION OF SERVICES

Section 1.1. Definitions. As used in this Agreement:

“Service” or “Services” will mean those services provided by RAM to FLO under this Agreement, including without limitation the services described on Schedule A, which is hereby incorporated by this reference, and which may be attached to this Agreement after the date hereof, in which case the Parties shall negotiate in good faith the contents thereof reasonably promptly following the date hereof.

Section 1.2. Provision of Services. RAM shall provide to FLO the Services. RAM shall not be obligated to provide, and FLO shall not be obligated to purchase or accept, any services under this Agreement other than the Services; provided, however, that there may be additional services to be provided by RAM to FLO under other agreements. The Services shall be provided in accordance with and subject to the terms, limitations and conditions set forth in this Agreement and in Schedule A.

Section 1.3. General Standards of Performance and Conduct. Except as specifically set forth in Schedule A or otherwise agreed by the Parties in writing, the Services shall be performed by RAM for FLO in compliance with all applicable laws in a workmanlike manner and with professional diligence and skill. RAM personnel shall at all times comply with all policies and regulations then in effect on FLO premises of which they have written notice, including, but not limited to, those relating to workplace conduct, security, and entry into and departure from said premises. In addition, while on FLO premises, RAM shall conduct its activities in such a manner as to seek to avoid any interference with the work or activities of FLO or other persons.

Section 1.4. Relationship of Parties. RAM is an independent contractor and not an agent, partner, employee or joint venturer of FLO. Employees or agents of RAM providing Services to FLO will not be deemed employees or agents of FLO. RAM will retain the exclusive right of control with respect to its employees and agents.

Section 1.5. Mutual Cooperation. The Parties shall cooperate with each other in connection with the performance and receipt of the Services. FLO shall make available on a timely basis to RAM all information and materials reasonably requested by RAM to enable RAM to provide the Services. Upon prior written notice to FLO by RAM, FLO shall give RAM reasonable access, during regular business hours and at such other times as are reasonably required (and in a manner so as not to interfere with the normal business operations of FLO), to the premises on which FLO conducts business to the extent necessary for RAM to provide the Services.

Section 1.6. Confidentiality; Privacy. RAM shall, and shall cause its officers, directors, employees and affiliates to, keep confidential and not disclose to any other person any trade secrets or other confidential, private or proprietary information in their possession or control related to FLO or related to the Services (the “Confidential Information”), shall treat all such trade secrets and other confidential and proprietary information with the same degree of care as RAM accords to RAM’s own confidential information, but not less than reasonable care and shall comply with, and shall take any action necessary or appropriate to facilitate FLO’s compliance with, FLO’s privacy or similar policies. RAM shall disclose the Confidential Information only to those of its employees and contractors who have a need to know the Confidential Information. RAM certifies that each such employee will have agreed, either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms and conditions substantially similar to those terms and conditions applicable to RAM in this Section. RAM shall immediately give written notice to FLO of any unauthorized use or disclosure of any Confidential Information or other violation of any privacy or similar policy. The obligation of RAM under this Section 1.6 shall not apply to information that RAM can show (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 1.6 or (ii) is required to be disclosed by law, order or regulation of a court or tribunal or governmental authority; provided, however, that, in any such case (x) RAM shall notify FLO as early as reasonably practicable prior to disclosure to allow FLO to take appropriate measures to preserve the confidentiality of Confidential Information, (y) RAM shall take all steps reasonably necessary to minimize the amount of Confidential Information to be disclosed and (z) any such disclosure shall not be considered to be a waiver of confidentiality for other purposes. A breach of this Section will cause irreparable and continuing damage to FLO for which money damages are insufficient, and FLO shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including money damages if appropriate). The terms in this Section shall continue in perpetuity notwithstanding anything to the contrary in this Agreement. In the event of any conflict between the terms in this Section and the terms in the Purchase Agreement, the terms in this Section shall control.

Section 1.7. Governance. Each Party shall appoint a “Contact Person” in relation to each of the Services in Schedule A and shall notify the other Party in writing of such appointed Contact Persons. The Contact Persons shall be knowledgeable about the relevant Services and this Agreement and will be responsible for the ongoing management of the relevant Services. Any dispute, disagreement or other matter concerning the Services shall be first referred to the relevant Contact Persons. Each Party may substitute its Contact Persons by giving the other Party prior written notice.

Section 1.8. Change Orders. The Parties acknowledge that this Agreement may not describe in detail the precise nature of each of the Services to be provided hereunder. To the extent that questions arise as to matters relating to the Services that are not covered in this Agreement, the Parties agree to be guided by the past reasonable practices of FLO and RAM. Any change in the Services to be provided or Schedule A or other requirements thereof must be agreed upon by the Parties in advance of its implementation and, if the Parties so agree to a change, the Parties shall execute a written change order describing the change. If any such change would affect RAM’s actual costs of providing such Services, the Parties shall negotiate in good faith an adjustment to the fees provided in Schedule A, which adjustment shall be embodied in the change order.

ARTICLE II

FEES; ESCROW

Section 2.1. Fees and Expenses.

(a) Minimum Guarantee. RAM shall provide to FLO services, valued by reference to Schedule A hereto, in an amount equal to $325,000 before May 8, 2009 (the “Minimum Guarantee”). As used herein, the “Ending Date” shall mean May 8, 2009. FLO and RAM agree that the aggregate fees for the Services provided hereunder, in the amount of $325,000 (the “Pre-Paid Amount”), have been pre-paid by FLO issuing to RAM the Note and the Warrants. Total consideration for any and all services provided by RAM under this Agreement, including the Services, shall not exceed $325,000 unless otherwise expressly agree to in writing by FLO. Each invoice submitted by RAM for Services provided shall set forth in reasonable detail the calculation of the charges and costs upon which the invoiced amounts are based, and such amounts, if accepted by FLO, shall be subtracted from the Remaining Pre-Paid Amount (as defined below). The “Remaining Pre-Paid Amount” at any time means the Pre-Paid Amount less all invoiced amounts accepted by FLO for Services under this Agreement.

(b) Work Orders. FLO is responsible for issuing work orders for Services to RAM (the “Work Orders”). FLO agrees to issue Work Orders to RAM at times and for

Services such that RAM could reasonably be expected to satisfy the Minimum Guarantee by the Ending Date (the “Minimum Work Orders”). If, by the Ending Date, FLO shall not have issued the Minimum Work Orders and RAM shall have satisfied all reasonable Work Orders that FLO shall have delivered to RAM prior to such date, then the Remaining Pre-Paid Amount shall be deemed to be $0.00 as of such date, and neither the Set-Off nor the Automatic Conversion (each as defined below) shall be effected.

(c) Set-Off. If, on the Ending Date, the Remaining Pre-Paid Amount shall be greater than $0.00, then the principal amount of the Note shall be reduced by the Remaining Pre-Paid Amount on such date, any interest accrued on such reduced amount shall be cancelled, and the Warrants shall be amended to reduce pro-rata the number of shares of common stock into which each such Warrant is exercisable by the number obtained by multiplying the number of shares into which such Warrant was initially exercisable by the Set-Off Ratio (as defined below) (the “Set-Off”). The “Set-Off Ratio” means the quotient obtained by dividing the Remaining Pre-Paid Amount as of the Ending Date by $325,000.

(d) Automatic Conversion of Series B Preferred Stock. RAM acknowledges it was permitted to consummate the transactions contemplated by the Exchange Agreement, dated as of the date hereof (the “Exchange Agreement”), between FLO and RAM, in reliance on it having purchased the Note with a principal amount of at least $203,618.61 (the “Minimum Investment”). If the Set-Off results in the principal amount of the Note being reduced to less than the Minimum Investment, then RAM’s shares of Series B Preferred Stock issued to it pursuant to the Exchange Agreement (the “Series B Shares”) shall be automatically converted into 899,504 shares of FLO common stock (the “Automatic Conversion”) on the Ending Date.

Section 2.2. Disputed Invoices. If FLO disputes an invoiced amount, FLO will provide written notice to RAM of the reason FLO is disputing the invoiced amount. Upon receipt of such notice, the Parties will work together in good faith promptly to resolve the dispute. If any such disputes are unresolved as of the Ending Date, FLO may, in its sole discretion, delay effecting the Set-Off and/or Automatic Conversion until some or all of such disputes are resolved and treat such invoiced amounts, adjusted if at all pursuant to such resolutions, as accepted by FLO as of the Ending Date.

Section 2.3. Escrow Instructions. The provisions in this Section 2.3 shall be referred to herein as the “Escrow Instructions.” RAM hereby authorizes and directs FLO to hold the Series B Shares, the Note, the Warrants, and any securities issued pursuant to the terms of any of them during the term of these Escrow Instructions (the “Issuable Securities,” and, together with the Series B Shares, the Note, and the Warrants, the “Escrowed Securities”) delivered to FLO pursuant to these Escrow Instructions and to take the following actions with respect thereto, and RAM and FLO hereby agree as follows:

(a) RAM hereby delivers and/or agrees to deliver to FLO the Escrowed Securities. RAM irrevocably authorizes FLO to hold any interest paid on the Note or on any additional notes issued as interest on the Note during the term of these Escrow Instructions.

(b) The provisions of these Escrow Instructions shall apply for so long as the Remaining Pre-Paid Amount is greater than $0.00 or until such earlier date as the Set-Off has occurred. Upon the Remaining Pre-Paid Amount becoming less than $0.00 or the occurrence of the Set-Off, these Escrow Instructions shall terminate.

(c) RAM hereby irrevocably authorizes and directs FLO to effect the Set-Off on the conditions and in accordance with the terms of this Agreement. Promptly after the Remaining Pre-Paid Amount becoming $0.00, FLO shall deliver the Escrowed Securities to RAM. Promptly after effecting the Set-Off, FLO shall deliver to RAM the Note, any interest paid thereon and the Warrants, all as reduced and amended pursuant to the Set-Off.

(d) RAM hereby irrevocably authorizes and directs FLO to effect the Automatic Conversion on the conditions and in accordance with the terms of this Agreement. Promptly after the Remaining Pre-Paid Amount becoming less than the difference between the Pre-Paid Amount and the Minimum Investment, FLO shall deliver to RAM the Series B Shares. Promptly after effecting the Automatic Conversion, FLO shall deliver to RAM the shares of common stock issued pursuant to the Automatic Conversion.

(e) FLO, at its discretion, may at any time release some or all of the Escrowed Securities.

(f) To facilitate the Set-Off, the Automatic Conversion and the performance of these Escrow Instructions, RAM does hereby constitute and appoint FLO as RAM’s attorney-in-fact and agent for the term of these Escrow Instructions to execute with respect to the Escrowed Securities, all stock certificates, stock assignments, or other instruments that shall be necessary or appropriate to make such securities negotiable or complete any transaction herein contemplated. RAM understands that such appointment is coupled with an interest and is irrevocable. Subject to the provisions of these Escrow Instructions, RAM shall exercise all rights and privileges of a holder of shares of Series B Shares while the Series B Shares are held by FLO; provided, however, that without FLO’s express written consent, RAM may not sell, transfer, dispose of, convert, exercise or in any manner encumber any of the Escrowed Securities while such securities are held by FLO hereunder.

(g) FLO’s duties under these Escrow Instructions may be altered, amended, modified, or revoked only by a writing signed by FLO and RAM.

(h) FLO shall not be personally liable for any act it may do or omit to do under these Escrow Instructions as escrow agent or attorney-in-fact for RAM while acting in good faith and in the exercise of the FLO’s own good judgment, and any act done or omitted by FLO pursuant to the advice of FLO’s own attorneys shall be conclusive evidence of such good faith.

(i) FLO is hereby expressly authorized to disregard any and all warnings by any of the parties hereto or by any other person, firm, corporation, or other entity,

excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments, or decrees of any court. In the event that FLO obeys or complies with any such order, judgment, or decree of any court, FLO shall not be liable to any of the parties hereto or to any other person, firm, corporation, or other entity by reason of such compliance notwithstanding that any such order, judgment, or decree shall be subsequently reversed, modified, annulled, set aside, vacated, or found to have been entered without jurisdiction.

(j) FLO shall not be liable in any respect on account of the identity, authorities, or rights of the parties executing or delivering or purporting to execute or deliver any agreements or documents called for by the Escrow Instructions or any documents or papers deposited or called for hereunder.

(k) FLO shall not be liable for the barring of any rights under the statute of limitations with respect to these Escrow Instructions or any documents deposited with FLO.

(l) FLO may resign from its duties under these Escrow Instructions at any time upon written notice to RAM and delivery of all documents and certificates held in this escrow to the successor escrow agent. If a successor escrow agent has not been appointed within thirty (30) days after such notice, FLO may deliver all such documents and certificates to RAM, at which time, all further responsibilities and duties of FLO under these Escrow Instructions shall cease.

(m) If prior to the termination of these Escrow Instructions FLO shall resign or otherwise cease to operate as escrow agent, a successor escrow agent shall be designated by FLO. FLO may, at any time, substitute another party in FLO’s place as escrow agent hereunder, and RAM hereby expressly accepts such substitution.

ARTICLE III

TERM AND TERMINATION

Section 3.1. Term of Services. The provision of Services will commence on the date hereof and will continue in effect until this Agreement is terminated pursuant to Section 3.2.

Section 3.2. Termination. In addition to the termination of Services provided for in Schedule A, this Agreement will terminate on the earliest to occur of (i) the date on which this Agreement is terminated pursuant to Section 3.3; or (ii) the mutual written agreement of the Parties. FLO may terminate particular Services hereunder, without terminating the entire Agreement, upon ten days prior written notice to RAM specifying in reasonable detail the Services to be terminated.

Section 3.3. Termination Upon Breach. If either of the Parties shall cause or suffer to exist any material breach of its obligations under this Agreement, and said Party does not cure such default within ten (10) business days after receiving written notice thereof from the non-breaching Party, the non-breaching Party may terminate this Agreement, including (in the case of RAM) the provision of Services, immediately by providing the breaching Party written notice of termination.

Section 3.4. Effect of Termination. Upon termination or expiration of this Agreement, FLO may first effect the Set-Off and Automatic Conversion as if the Ending Date had been reached immediately prior to such termination or expiration, and the rights and obligations of each Party under this Agreement shall then terminate; except that the rights and obligations of the Parties under Sections 1.7, 3.4 and 3.5 and Articles II, IV, and V shall survive the termination of this Agreement and shall remain in full force and effect notwithstanding such termination.

Section 3.5. Return of Books, Records and Materials. Upon the termination of a Service with respect to which either Party holds books, records or materials owned by the other Party, the Party holding such books, records or materials will return them, at its expense, as soon as reasonably practicable to the other Party and, at the request of the other Party, destroy any archived or back-up copies. At its own expense, the returning Party may make a copy of such books, records or materials solely for its legal and compliance files and may use them for no other purpose.

ARTICLE IV

LIABILITIES

Section 4.1. FLO’s Indemnification. FLO shall indemnify, defend and hold harmless RAM, its affiliates and all of their respective officers, directors, partners, principals, employees and agents from and against any and all demands, claims and actions by third parties, and all liabilities, judgments, damages, costs and expenses (including reasonable attorneys’ fees) incurred in connection therewith, arising or resulting from (i) FLO’s material breach of, or non-compliance with, its obligations under this Agreement or (ii) personal injury, death or damage to tangible personal or real property attributable to the negligence or willful misconduct of FLO or its employees in FLO’s use of the Services.

Section 4.2. RAM’s Indemnification. RAM shall indemnify, defend and hold harmless FLO, its affiliates and all of their respective officers, directors, partners, principals, employees and agents from and against any and all demands, claims and actions by third parties, and all liabilities, judgments, damages, costs and expenses (including reasonable attorneys’ fees) incurred in connection therewith, arising or resulting from (i) RAM’s material breach of, or non-compliance with, its obligations under this Agreement or (ii) personal injury, death or damage to tangible personal or real property attributable to the negligence or willful misconduct of RAM or its employees or agents in performance of RAM’s obligations under this Agreement or while otherwise on FLO’s premises.

Section 4.3. Obligations. The Party from which indemnification is sought (“Indemnitor”) will have control of the defense, litigation, and, subject to the conditions set forth below, settlement of any third party claims or suits that are subject to Sections 4.1 or 4.2. The other Party (“Indemnitee”) will have the right (subject to the conditions set forth below), but not the obligation, to select counsel of its choice to participate in the defense of such third party claims or suits; the Indemnitee will pay the fees and expenses of its own legal counsel unless, in the opinion of Indemnitor’s counsel, separate legal counsel for the Indemnitee and Indemnitor is necessary or advisable due to an actual or potential conflict of interest (in which case the Indemnitor will pay the fees and expenses of the Indemnitee’s legal counsel). Indemnitor will not accept a settlement of any such third party claim without the prior written consent of the Indemnitee, which consent will not be unreasonably withheld if such settlement involves solely the payment of money by the Indemnitor and the Indemnitor has the ability to pay the amount required by the settlement.

Section 4.4. Cooperation. If any claim is made against either Party within the scope of the indemnity set forth in Sections 4.1 or 4.2, the Indemnitee will: (i) provide prompt written notice of such third party claim to the Indemnitor; (ii) provide the Indemnitor with such assistance as the Indemnitor may reasonably request in connection with the defense and settlement of such claim, provided that all costs and expenses incurred by the Indemnitee in providing such assistance will be borne by the Indemnitor; and (iii) promptly comply with all terms of any resolution or settlement of such claim at the Indemnitor’s expense. Failure by the Indemnitee to comply with its obligations under this Section 4.4 will relieve the Indemnitor of its obligations under Sections 4.1, 4.2 and 4.3 only if and to the extent that the Indemnitor can show that its ability to defend the claim or settle the claim on favorable terms was materially prejudiced by the Indemnitee’s failure to comply with its obligations under this Section 4.4.

ARTICLE V

MISCELLANEOUS

Section 5.1. Notices. Any notices or other communications required or permitted under this Agreement or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or on receipt after dispatch by registered or certified mail, postage prepaid, addressed as follows:

If to RAM:

International RAM Associates LLC 3500 Comsouth Drive Austin, TX 78744
Attn:

Fax:

With a copy to:

Attn:

Fax:

If to FLO:

FLO Corporation

14000 Thunderbolt Place, Building R

Chantilly, Virginia 20151

Attention: President

Facsimile: (425) 278-1299

With a copy to:

DLA Piper US LLP

701 Fifth Avenue, Suite 7000

Seattle, WA 98104

Attention: W. Michael Hutchings, Esq.

Facsimile: (206) 839-4801

or such other address as the person to whom notice is to be given has furnished in writing to the other Party. A notice of change in address shall not be deemed to have been given until received by the addressee.

Section 5.2. Amendment; Assignment. This Agreement may not be amended or assigned except by an instrument in writing signed by each of the Parties to the Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors or assigns, heirs, legatees, distributees, executors, administrators and guardians.

Section 5.3. Headings and Schedules. The descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 5.4. Compliance with Law. FLO and RAM will each comply in all material respects with all applicable federal, state, and local laws and regulations, and will obtain and maintain all applicable permits and licenses required to be obtained and maintained by each of them to fulfill their respective obligations this Agreement.

Section 5.5 Applicable Law; Forum. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The Parties irrevocably and unconditionally agree that all actions or proceedings arising out of or in connection with this Agreement shall be litigated exclusively in the state and federal courts of the State of Delaware.

Section 5.6 No Third Party Rights. Except and only to the extent as specifically provided in Section 4.1 through 4.4, this Agreement is intended to be solely for the benefit of the Parties to this Agreement and their respective successors, permitted assignees, heirs, legatees, distributees, executors, administrators and guardians and is not intended to confer any benefits upon, or create any rights or remedies in favor of, any person other than the Parties to this Agreement.

Section 5.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 5.8. Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

Section 5.9. Entire Agreement. This Agreement, the Purchase Agreement, the Exchange Agreement and the other documents executed and or delivered in connection with the transactions contemplated therein (hereinafter together referred to as the “Related Agreements”) set forth the entire understanding and agreement between the Parties as to the matters covered in this Agreement and the Related Agreements and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect to such understanding, agreement or statement. In the event of any conflict or inconsistency between this Agreement and any material term of the Related Agreements, the terms of this Agreement shall control.

Section 5.10. No Jury Trial. Each Party to this Agreement irrevocably waives the right to a trial by jury in connection with any matter arising out of this Agreement and, to the fullest extent permitted by applicable law.

Section 5.11. Waiver. A Party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other Party to this Agreement, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered by the other Party pursuant to this Agreement or (c) waive compliance with any of the agreements, or satisfaction of any of the conditions, contained in this Agreement by the other Party. Any agreement on the part of a Party to this Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party.

Section 5.11. Fair Construction. This Agreement shall be deemed to be the joint work product of the Parties to this Agreement without regard to the identity of the draftsperson, and any rule of construction that a document shall be interpreted or construed against the drafting Party shall not be applicable.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.

FLO CORPORATION

By:	/s/ Luke A. Thomas
Name:	Luke A. Thomas
Title:	Executive Vice President, Strategy

INTERNATIONAL RAM ASSOCIATES LLC

By:	/s/ Dean Buchanan
Name:	Dean Buchanan
Title:	Vice President, Finance